Filed Pursuant to Rule 433
Registration Statement No. 333-259205

●	CUSIP: 78016N4A2
●	Trade Date: November 15, 2023 (expected)
●	Settlement Date: November 20, 2023 (expected)
●	Valuation Date: May 15, 2025 (expected)
●	Maturity Date: May 20, 2025 (expected)
●	Term: 18 months
●	Reference Asset: the iShares® 20+ Year Treasury Bond ETF
●	Buffer Price: 90% of the Initial Price
●	Buffer Percentage: 10%
●	Participation Rate: 200%
●	Maximum Redemption Amount: [120% – 122%] of the principal amount (to be determined on the Trade Date)
●	Percentage Change of the Reference Asset:

●	Receive a two-for-one positive return if the price of the Reference Asset increases from the Initial Price to the Final Price, subject to the Maximum Redemption Amount set forth above.
●	Return of principal if the Reference Asset does not decrease by more than 10%.
●	Subject to 1% loss of the principal amount for each 1% that the Reference Asset decreases below the Buffer Price if the Final Price is less than the Buffer Price.

●	The notes are subject to Royal Bank of Canada’s credit risk.
●	The notes are not principal protected.
●	Your notes are likely to have limited liquidity.
●	Your potential payment at maturity is limited.
●	Please see the following page for important risk factor information.

●	Each investor will agree to treat the notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes, as described in more detail in the product prospectus supplement.

DETERMINING PAYMENT AT MATURITY
You will lose 1% of the principal amount for each 1% decline in the price of the Reference Asset beyond the Buffer Price. The payment at maturity per $1,000 in principal amount of the notes will be calculated as follows:
$1,000 + [$1,000 x (Percentage Change + Buffer Percentage)]
In this case, you may lose up to 90% of the principal amount at maturity.

Additional Key Information:
This document is a summary of the preliminary terms of an equity linked note that Royal Bank of Canada will issue.  It does not contain all of the material terms of, or risks related to, these notes. You should read the preliminary terms supplement for the notes and the documents described below before investing. In addition, you should consult your accounting, legal and tax advisors before investing.  The preliminary terms supplement for this offering will be provided to you prior to your investment decision, and it may also be accessed here:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123051087/ef20013934_fwp.htm

The notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.
You should review the preliminary terms supplement carefully prior to investing in the notes.  In particular, you should carefully review the relevant risk factors set forth therein, including, but not limited to, the following:
●	You May Receive Less Than the Principal Amount at Maturity.
●	The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
●	Your Potential Payment at Maturity Is Limited.
●	Owning the Notes Is Not the Same as Owning Shares of the Reference Asset.
●	The Payment at Maturity, if Any, is Based on the Price Performance of the Reference Asset, Which Will Not Reflect Any Interest or Other Payments on the Reference Asset Constituents
●	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
●	You Will Not Have Any Rights to the Shares of the Reference Asset or the Securities Held by the Reference Asset.
●	There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.
●	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public.
●	The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set.
●	An Investment in the Notes Is Subject to Concentration Risks.
●	The Notes Are Subject to Interest Rate Risk.
●	The Reference Asset and its Underlying Index Are Different.
●	Adjustments to the Reference Asset Could Adversely Affect the Notes.
●	The Reference Asset May Change in Unexpected Ways.
●	We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor.
●	We and Our Affiliates Do Not Have Any Affiliation with the Advisor and Are Not Responsible for its Public Disclosure of Information.
●	The Reference Asset Is Subject to Management Risks.
●	The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments.
●	Our Business Activities May Create Conflicts of Interest.
RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada - Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.) ® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.